Citigroup Global Markets Holdings Inc.	October 1, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH5484 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Callable Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR Due October 5, 2035

▪	Subject to our right to call the notes for mandatory redemption, as described below, the notes offered by this pricing supplement will pay a variable coupon at an annual rate that may be as high as the contingent rate of 3.00% per annum or as low as 0.00%. The actual variable coupon rate for a given coupon payment date will depend on the level of 6-month U.S. Dollar LIBOR (the “underlying rate”) on each elapsed day during the accrual period preceding that coupon payment date. No interest will accrue on the notes on any day when the underlying rate falls outside the range of 0.00% to 3.00%.

▪	We have the right to call the notes for mandatory redemption on any coupon payment date beginning one year after issuance.

▪	There is uncertainty about the future of 6-month U.S. dollar LIBOR. The variable coupon rate will be contingent on a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 6-month U.S. dollar LIBOR is discontinued. See “Risk Factors” and “Determination of 6-month U.S. Dollar LIBOR” in this pricing supplement.

▪	The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying rate:	6-month U.S. Dollar LIBOR
Stated principal amount:	$1,000 per note
Pricing date:	October 1, 2020
Issue date:	October 5, 2020
Maturity date:	Unless earlier redeemed, October 5, 2035
Payment at maturity:	Unless earlier redeemed, $1,000 per note plus the coupon payment due at maturity, if any
Variable coupon payments:

On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:

contingent rate per annum ×…	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

Each coupon payment per note will be equal to (i) $1,000 multiplied by the variable coupon rate per annum, multiplied by (ii) the day count fraction.  The “day count fraction” means the number of elapsed days during the related accrual period divided by 365; provided that, if any portion of that accrual period falls in a leap year, the “day count fraction” means the sum of (a) the actual number of days in that portion of the accrual period falling in a leap year divided by 366 and (b) the actual number of days in that portion of the accrual period falling in a non-leap year divided by 365.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Contingent rate:	3.00% per annum
Coupon payment dates:	The 5th day of each January, April, July and October beginning in January 2021, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the notes, if applicable)
Accrual period:	For each coupon payment date, the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, the underlying rate is within the underlying rate range on that elapsed day. See “Additional Information” on the next page.
Underlying rate range:	0.00% to 3.00%, inclusive
Early redemption:	We have the right to redeem the notes, in whole and not in part, on any potential redemption date upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your notes plus the coupon payment due on the date of redemption, if any.
Potential redemption dates:	The coupon payment dates occurring in January, April, July and October of each year, beginning in October 2021 and ending in July 2035
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17328WSC3 / US17328WSC37
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per note:	$1,000	$8.50	$991.50
Total:	$10,000,000	$85,000	$9,915,000

(1) On the date of this pricing supplement, the estimated value of the notes is $980.80 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for eligible institutional investors and investors purchasing the notes in fee-based advisory accounts will vary based on then-current market conditions and the negotiated price determined at the time of each sale; provided, however, that the issue price for such investors will not be less than $991.50 per note and will not be more than $1,000 per note. The issue price for such investors reflects a forgone selling concession or underwriting fee with respect to such sales as described in footnote (3) below. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) CGMI will receive an underwriting fee of up to $8.50 per note, and from such underwriting fee will allow selected dealers a selling concession of up to $8.50 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to CGMI. Dealers who purchase the notes for sales to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts may forgo some or all selling concessions, and CGMI may forgo some or all of the underwriting fee for sales it makes to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts. The per note underwriting fee in the table above represents the maximum underwriting fee payable per note. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total proceeds to issuer. You should refer to “Supplemental Plan of Distribution” in this pricing supplement for more information. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the following documents, which can be accessed via the following hyperlinks:

Product Supplement No. IE-06-06 dated June 4, 2019	Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the section “Description of the Notes—Terms Related to an Underlying Rate” and not in this pricing supplement. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day that is not a London Business Day, the underlying rate will be assumed to be the same as on the immediately preceding London Business Day (subject to the discussion in the section “Determination of 6-month U.S. Dollar LIBOR” in this pricing supplement). In addition, for all elapsed days from and including the fourth-to-last London Business Day in an accrual period to and including the last elapsed day of that accrual period, the underlying rate will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. Notwithstanding statements in the accompanying product supplement that the satisfaction of the accrual condition will depend on the level of an equity index, the accrual condition for these notes is based solely on 6-month U.S. Dollar LIBOR and not on the level of any equity index.

A “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;
•

failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The following table presents examples of hypothetical variable quarterly coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes a non-leap year and an accrual period that contains 90 elapsed days. Your actual quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and the actual underlying rate on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Coupon Payment per Note***
0	0.000%	$0.000
1	0.033%	$0.082
10	0.333%	$0.822
15	0.500%	$1.233
20	0.667%	$1.644
25	0.833%	$2.055
30	1.000%	$2.466
35	1.167%	$2.877
40	1.333%	$3.288
45	1.500%	$3.699
50	1.667%	$4.110
55	1.833%	$4.521
60	2.000%	$4.932
65	2.167%	$5.342
70	2.333%	$5.753
75	2.500%	$6.164
80	2.667%	$6.575
85	2.833%	$6.986
90	3.000%	$7.397

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the underlying rate is within the underlying rate range)

** The hypothetical variable coupon rate per annum is equal to (i) the contingent rate of 3.00% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period, divided by (b) 90

*** The hypothetical variable coupon payment per note is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum, multiplied by (ii) (90/365)

The following four examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical underlying rate values. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable coupon payments will depend on the actual number of elapsed days during the relevant accrual period and the actual underlying rate on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The underlying rate is within the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 3.00% per annum for that accrual period.

Example 2

The underlying rate is below the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 3

The underlying rate exceeds the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

PS-3

Citigroup Global Markets Holdings Inc.

Example 4

The underlying rate is within the underlying rate range for 45 elapsed days during the hypothetical 90-day accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would equal 1.50% per annum.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying rate. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The notes offer a variable coupon rate and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if the underlying rate is within the underlying rate range on that elapsed day. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the notes are not a suitable investment for investors who require regular fixed income payments.

▪	No interest will accrue on the notes on any day when the underlying rate exceeds 3.00%. The notes are, therefore, subject to the significant risk that underlying rate may increase from its current level. Although many factors may affect the level of the underlying rate, one important factor is the monetary policy of the Federal Reserve Board. If the Federal Reserve Board raises its federal funds target rate from its current level, the level of the underlying rate is very likely to rise. If underlying rate rises to a level that exceeds 3.00%, the notes will no longer bear interest, until such time as the underlying rate falls back below 3.00%. It is possible that the underlying rate may increase beyond 3.00% relatively early in the term of the notes and remain above that level for the entire remaining term of the notes, so that you will not receive any interest payments for a substantial portion of the term of the notes. You should understand that the underlying rate is affected by many factors, and that it may increase beyond 3.00% even in the absence of a change in the monetary policy of the Federal Reserve Board.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc. The volatility of the underlying rate is an important factor affecting this risk. Greater expected volatility of the underlying rate as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no coupon payments on the notes.

▪	The notes may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the underlying rate perform favorably. In determining whether to redeem the notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future. If we call the notes for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the notes at a time when the underlying rate is performing favorably from your perspective and when we expect it to continue to do so. Therefore, although the notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the

PS-4

Citigroup Global Markets Holdings Inc.

same maturity, if the notes are paying that higher rate and we expect them to continue to do so, it is more likely that we would redeem the notes. Accordingly, the redemption feature of the notes is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The notes may be riskier than notes with a shorter term. The notes are relatively long-dated, subject to our right to call the notes for mandatory redemption after the first year of the term of the notes. By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the underlying rate falls outside the underlying rate range. If the underlying rate is outside the underlying rate range on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying rate and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this

PS-5

Citigroup Global Markets Holdings Inc.

pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying rate and a number of other factors, including interest rates generally, the time remaining to maturity of the notes and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the underlying rate may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes is not a recommendation of an investment linked to underlying rate. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying rate is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in instruments related to the underlying rate, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying rate.

▪	The underlying rate will be affected by a number of factors. The amount of your variable coupon payments will depend on the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic conditions in the United States, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the underlying rate. However, you should also understand that the underlying rate is affected by factors other than the federal funds target rate, such that the underlying rate may increase outside of the underlying rate range, resulting in no coupon payments on the notes, even if the federal funds target rate remains at current low levels. Further, the above and other factors may also have a negative impact on the value of the notes generally.

▪	The historical performance of the underlying rate is not an indication of its future performance. The historical performance of the underlying rate, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying rate during the term of the notes. Changes in the underlying rate will affect the value of the notes, but it is impossible to predict whether the underlying rate will rise or fall.

▪	6-month U.S. Dollar LIBOR may be discontinued or reformed, which may adversely affect the value of and return on the notes.

6-month U.S. Dollar LIBOR is deemed to be a “benchmark” and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause 6-month U.S. Dollar LIBOR to perform differently than it performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on any securities, such as the notes, that refer, or are linked, to 6-month U.S. Dollar LIBOR to calculate payments due on those debt securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the discontinuance or unavailability of quotes of certain “benchmarks”, including 6-month U.S. Dollar LIBOR.

If 6-month U.S. Dollar LIBOR is discontinued or is no longer quoted, an alternative rate will be substituted for 6-month U.S. Dollar LIBOR as described in “Determination of 6-month U.S. Dollar LIBOR” in this pricing supplement. The alternative rate may result in a return on the notes that is lower than or that does not otherwise correlate over time with the return that would have been realized if 6-month U.S. Dollar LIBOR was available in its current form.

▪	Payments on the notes will be calculated using a benchmark replacement selected by the issuer if a benchmark transition event occurs.

As described in detail in the section “Determination of 6-month U.S. Dollar LIBOR” in this pricing supplement (the “benchmark transition provisions”), if during the term of the notes, the issuer (or an affiliate) determines that a benchmark transition event and its related benchmark replacement date have occurred with respect to 6-month U.S. Dollar LIBOR, the issuer (or such affiliate) in its sole discretion will select a benchmark replacement to be substituted for 6-month U.S. Dollar LIBOR in accordance with the benchmark transition provisions. The benchmark replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the terms of the notes if the issuer (or such affiliate) determines in its sole discretion they are required.

PS-6

Citigroup Global Markets Holdings Inc.

The interests of the issuer (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the notes. The selection of a benchmark replacement, and any decisions made by the issuer (or such affiliate) in connection with implementing a benchmark replacement with respect to the notes, could adversely affect the return on and value of the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to 6-month U.S. Dollar LIBOR or that any benchmark replacement will produce the economic equivalent of 6-month U.S. Dollar LIBOR.

▪	The secured overnight financing rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the notes.

Under the benchmark transition provisions, if a benchmark transition event and its related benchmark replacement date occur with respect to 6-month U.S. Dollar LIBOR, then an alternative rate based on SOFR (if it can be determined as of the benchmark replacement date, and assuming no interpolated benchmark is available) will be substituted for 6-month U.S. Dollar LIBOR for all purposes of the notes (unless a benchmark transition event and its related benchmark replacement date also occur with respect to the benchmark replacements that are linked to SOFR, in which case the next-available benchmark replacement will be used). In the following discussion of SOFR, when we refer to SOFR-linked debt securities, we mean the notes at any time when the applicable benchmark replacement is based on SOFR.

The benchmark replacements specified in the benchmark transition provisions include term SOFR, a forward-looking term rate which will be based on the secured overnight financing rate. Term SOFR is currently being developed under the sponsorship of Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of term SOFR will be completed. If a benchmark transition event and its related benchmark replacement date occur with respect to 6-month U.S. Dollar LIBOR and, at that time, a form of term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available benchmark replacement under the benchmark transition provisions will be substituted for 6-month U.S. Dollar LIBOR for purposes of all subsequent determinations (unless a benchmark transition event and its related benchmark replacement date occur with respect to that next-available benchmark replacement).

These replacement rates and adjustments may be selected or formulated by (i) the relevant governmental body (such as the alternative reference rates committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, the issuer (or one of its affiliates). In addition, the benchmark transition provisions expressly authorize the issuer (or one of its affiliates) to make benchmark replacement conforming changes with respect to, among other things, the timing and frequency of determining rates and making payments. The application of a benchmark replacement and benchmark replacement adjustment, and any implementation of benchmark replacement conforming changes, could result in adverse consequences to the return on and value of the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to the then-current benchmark that it is replacing, or that any benchmark replacement will produce the economic equivalent of the then-current benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over SOFR, may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the notes, the trading price of the notes may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on and value of the notes.

▪	The underlying rate may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in financial instruments related to the underlying rate and may adjust such positions during the term of the notes. Our affiliates also trade financial instruments related to the underlying rate on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the underlying rate in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	You will have no rights against the publisher of the underlying rate. You will have no rights against the publisher of the underlying rate even though the amount you receive on each interest payment date will depend upon the level of the underlying

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rate. The publisher of the underlying rate is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as the discontinuance of the underlying rate, Citibank, N.A., as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Determination of 6-month U.S. Dollar LIBOR

The “underlying rate” is 6-month U.S. Dollar LIBOR, except as otherwise described below. 6-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of six months, in marketable size, in the London interbank market. For each London Business Day, 6-month U.S. Dollar LIBOR will equal the rate for 6-month U.S. Dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on such day. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 6-month U.S. Dollar LIBOR cannot be determined on any London Business Day as described above, then the calculation agent will determine 6-month U.S. Dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of six months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 6-month U.S. Dollar LIBOR will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 6-month U.S. Dollar LIBOR as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of six months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 6-month U.S. Dollar LIBOR for the elapsed day will be the same as for the immediately preceding elapsed day.

Notwithstanding the foregoing, if the issuer (or one of its affiliates) determines on or prior to any date on which 6-month U.S. Dollar LIBOR is required to be determined under the terms of the notes that a benchmark transition event and its related benchmark replacement date (each, as defined below) have occurred with respect to 6-month U.S. Dollar LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event”, which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of 6-month U.S. Dollar LIBOR for purposes of the notes. In accordance with the benchmark transition provisions, after a benchmark transition event and its related benchmark replacement date have occurred, the benchmark replacement (as defined below) will be substituted for 6-month U.S. Dollar LIBOR for all purposes of the notes.

Effect of Benchmark Transition Event

Benchmark Replacement. If the issuer (or one of its affiliates) determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the reference time in respect of any determination of the benchmark on any date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a benchmark replacement, the issuer (or one of its affiliates) will have the right to make benchmark replacement conforming changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the issuer (or one of its affiliates) pursuant to the benchmark transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the issuer’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

Certain Defined Terms. As used in this section:

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“Benchmark” means, initially, 6-month U.S. Dollar LIBOR; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to 6-month U.S. Dollar LIBOR or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the interpolated benchmark with respect to the then-current benchmark, plus the benchmark replacement adjustment for such benchmark; provided that if the issuer (or one of its affiliates) cannot determine the interpolated benchmark as of the benchmark replacement date, then “benchmark replacement” means the first alternative set forth in the order below that can be determined by the issuer (or such affiliate) as of the benchmark replacement date:

(1)	the sum of: (a) term SOFR and (b) the benchmark replacement adjustment;

(2)	the sum of: (a) compounded SOFR and (b) the benchmark replacement adjustment;

(3)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment;

(4)	the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment;

(5)	the sum of: (a) the alternate rate of interest that has been selected by the issuer (or one of its affiliates) as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the issuer (or one of its affiliates) as of the benchmark replacement date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)	if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments, rounding of amounts or tenors, and other administrative matters) that the issuer (or one of its affiliates) decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if the issuer (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the issuer (or such affiliate) determines that no market practice for use of the benchmark replacement exists, in such other manner as the issuer (or such affiliate) determines is reasonably necessary).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)	in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)	in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

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“Compounded SOFR” means the compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the issuer (or one of its affiliates) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant governmental body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the issuer (or one of its affiliates) determines that compounded SOFR cannot be determined in accordance with the previous clause, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of compounded SOFR shall exclude the benchmark replacement adjustment.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“Interpolated benchmark” with respect to the benchmark means the rate determined for the corresponding tenor by interpolating on a linear basis between: (1) the benchmark for the longest period (for which the benchmark is available) that is shorter than the corresponding tenor and (2) the benchmark for the shortest period (for which the benchmark is available) that is longer than the corresponding tenor. For purposes of this definition, the term benchmark shall refer to the applicable rate without regard to tenor (e.g., where the benchmark is 6-month U.S. Dollar LIBOR, the term “benchmark” for purposes of this definition shall refer only to U.S. Dollar LIBOR without any reference to the 6-month tenor).

“ISDA definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“Reference time” with respect to any determination of the benchmark means (1) if the benchmark is 6-month U.S. Dollar LIBOR, 11:00 a.m. (London time) on the date of such determination, and (2) if the benchmark is not 6-month U.S. Dollar LIBOR, the time determined by the issuer (or its affiliate) in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark, (or a successor administrator) on the NY Federal Reserve’s website.

“Term SOFR” means the forward-looking term rate for the applicable corresponding tenor based on SOFR that has been selected or recommended by the relevant governmental body.

“Unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

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Historical Information on 6-month U.S. Dollar LIBOR

6-month U.S. Dollar LIBOR was 0.2505% on October 1, 2020.

The graph below shows the published daily rate for 6-month U.S. Dollar LIBOR for each day it was available from January 4, 2010 to October 1, 2020. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of 6-month U.S. Dollar LIBOR as an indication of future performance.

Historical 6-Month U.S. Dollar LIBOR January 4, 2010 to October 1, 2020

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United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, and the remaining discussion is based on this treatment.

Stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying prospectus supplement, under current law Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the notes if they comply with applicable certification requirements. Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Supplemental Plan of Distribution

The issue price is $1,000 per note; provided that the issue price for an eligible institutional investor or an investor purchasing the notes in a fee-based advisory account will vary based on then-current market conditions and the negotiated price determined at the time of each sale. The issue price for such investors will not be less than $991.50 per note and will not be more than $1,000 per note. The issue price for such investors reflects a forgone selling concession with respect to such sales as described in the next paragraph.

CGMI, an affiliate of Citigroup Global Markets Holdings Inc., is the underwriter of the sale of the notes and is acting as principal. CGMI may resell the notes to other securities dealers at the issue price of $1,000 per note less a selling concession not in excess of the underwriting fee. CGMI will receive an underwriting fee of up to $8.50 per note, and from such underwriting fee will allow selected dealers a selling concession of up to $8.50 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to CGMI. Dealers who purchase the notes for sales to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts may forgo some or all selling concessions, and CGMI may forgo some or all of the underwriting fee for sales it makes to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the notes are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the level of the underlying rate and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical

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package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall

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not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings

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Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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